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                                   EXHIBIT 21


                         LIST OF SUBSIDIARIES OF BANCORP


Direct Subsidiary: LA Bank, National Association, chartered under the laws of the United States of America, a national banking association.

Indirect Subsidiaries: -LA Lease, Inc., incorporated under the laws of the Commonwealth of Pennsylvania, a Pennsylvania business corporation and wholly-owned subsidiary of LA Bank, National Association.

                    -Ariel Financial Services, Inc., incorporated under the laws of the Commonwealth of Pennsylvania, a Pennsylvania business corporation and wholly-owned subsidiary of LA Bank, National Association.